SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Genesco Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Notice of Annual Meeting of Shareholders

     The annual meeting of shareholders of Genesco Inc. (the “Company”) will be held at the Company’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on Thursday, June 27, 2013, at 10:00 a.m. Central Time.

     The agenda will include the following items:

     1. a proposal to elect nine directors;
     2. a non-binding, advisory vote on the Company’s executive compensation;
     3. a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and
     4. any other business that properly comes before the meeting or any adjournment or postponement thereof.

     Shareholders of record at the close of business on April 29, 2013, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Roger G. Sisson Secretary

May 15, 2013

IMPORTANT

It is important that your shares be represented at the meeting. Please vote by telephone or over the internet or sign, date and return the enclosed proxy promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Please do not return the enclosed paper ballot if you are voting by telephone or over the internet.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
JUNE 27, 2013

     The board of directors of Genesco Inc. (“Genesco” or the “Company”) is soliciting proxies to be voted at the annual meeting of shareholders. The meeting will be held at the Company’s executive offices at 10:00 a.m. Central Time, on Thursday, June 27, 2013. The Company’s executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217. The notice that accompanies this statement describes the items on the meeting agenda.

     The Company will pay the cost of the proxy solicitation. The Company has retained Georgeson Inc. to assist in the proxy solicitation. It will pay Georgeson a proxy solicitation fee of $12,000, plus $6.00 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. In addition to this request, officers, directors and regular employees of the Company may solicit proxies personally and by mail, facsimile or telephone. They will receive no extra compensation for any solicitation activities. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

     All valid proxies will be voted as the board of directors recommends, unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy, by casting a new vote by telephone or the internet or by attending the annual meeting and voting in person the shares the proxy represents.

     The board of directors does not know of any matter that will be considered at the annual meeting other than those matters described in the accompanying notice. If any other matter properly comes before the meeting, persons named as proxies will use their best judgment to decide how to vote on it.

     This proxy material was first mailed to certain shareholders on or about May 15, 2013. Also on that date, the Company mailed to all shareholders of record at the close of business on April 29, 2013, a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and the Company’s annual report online and how to vote online.

     The proxy statement for the annual meeting and the annual report for the fiscal year ended February 2, 2013 are available at www.edocumentview.com/GCOB.

VOTING SECURITIES

     The various classes of voting preferred stock and the common stock will vote together as a single group at the annual meeting.

     April 29, 2013 was the record date for determining who is entitled to receive notice of and to vote at the annual meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

	No. of	Votes
Class of Stock	Shares	per Share	Total Votes
Subordinated Serial Preferred Stock:
$2.30 Series 1	15,078	1	15,078
$4.75 Series 3	5,810	2	11,620
$4.75 Series 4	3,247	1	3,247
$1.50 Subordinated Cumulative Preferred Stock	30,067	1	30,067
Employees’ Subordinated Convertible
Preferred Stock	46,472	1	46,472
Common Stock	24,014,969	1	24,014,969

     A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the meeting, it is considered present for quorum purposes for the rest of the meeting. Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”), will be counted for quorum purposes but not as votes cast for or against a matter. The ratification of the independent registered public accounting firm is a routine matter as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting. The election of directors and the advisory vote on executive compensation are not matters as to which a broker may exercise discretionary voting authority.

     Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. The proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company will be approved if the votes cast in favor of the proposal exceed the votes cast against it. The executive compensation of the Company’s named executive officers will be deemed approved if the votes cast in favor of the proposal exceed the votes cast against it; however, this is an advisory vote and is not binding on the board of directors.

PROPOSAL 1
ELECTION OF DIRECTORS

     Nine directors are to be elected at the meeting. They will hold office until the next annual meeting of shareholders and until their successors are elected and qualify. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. All directors have been previously elected by the Company’s shareholders. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, as permitted by the Company’s Bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors.

     The board of directors recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

     All the Company’s directors have demonstrated business acumen, the ability to exercise sound business judgment, and a commitment to serve the Company as directors. They also bring a variety of professional backgrounds and leadership experience that contribute to the effectiveness of the board in fulfilling its responsibilities to the Company. Set forth below is biographical information about each director and a discussion of factors in his or her experience that the board views as supporting his or her continued service on the board.

     JAMES S. BEARD, 72, Retired President, Caterpillar Financial Services Corporation. Mr. Beard retired as vice president of Caterpillar Inc., a leading manufacturer of construction and mining equipment, engines and turbines, and as president of Caterpillar Financial Services Corporation in 2005, after a 40-year career with Caterpillar. He joined Genesco’s board in October 2005. He is a director of Rogers Group, Inc., a privately-held producer of construction products. The board believes that Mr. Beard’s extensive experience in global operations with a major public company and his financial expertise are beneficial to the board and to the Company.

     LEONARD L. BERRY, Ph.D., 70, Presidential Professor for Teaching Excellence, Regents Professor, Distinguished Professor of Marketing and Professor of Humanities in Medicine, Texas A&M University. Dr. Berry has been a professor of marketing at Texas A&M University since 1982. He is the founder of the Center for Retailing Studies, holds the M.B. Zale Chair in Retailing and Marketing Leadership at Texas A&M and is the author of numerous books. He is a director of Lowe’s Companies, Inc., a publicly-held home improvement retailer, and Darden Restaurants, Inc., a publicly-held casual dining restaurant company, and became a Genesco director in 1999. Dr. Berry brings to the board the benefits of years of thinking, writing, and teaching about the role of service in successful retailing, as well as the perspective gained from service on other boards in the retail and hospitality industry.

     WILLIAM F. BLAUFUSS, JR., 72, Retired Partner, KPMG LLP, Certified Public Accountant. Mr. Blaufuss, who became a Genesco director in 2004, retired as a partner from the public accounting firm of KPMG LLP in 2000. He was associated with KPMG for 37 years in various capacities, including Nashville Practice Unit Managing Partner and Partner in Charge of the Southeast Area Public Sector Practice. From 2000 to 2002, he performed special projects for KPMG International regarding its operations outside the United States and has since performed a number of consulting projects, including involvement in acquisition due diligence, corporate governance evaluations, and litigation support for a variety of clients. He is a director of NBT Holdings, Inc. and Nashville Bank and Trust Company and a member of the Tennessee State Board of Accountancy. The board believes that Mr. Blaufuss’s experience with a major public accounting firm is valuable to the board in its oversight of the Company’s financial performance, accounting and financial reporting, and internal controls.

     JAMES W. BRADFORD, 66, Dean, Owen Graduate School of Management, Vanderbilt University. Mr. Bradford, who joined Genesco’s board in 2005, was named Dean and Ralph Owen Professor for the Practice of Management in the Owen Graduate School of Management of Vanderbilt University in 2005. He joined the Owen School faculty and administration in 2002. He was president and chief executive officer of United Glass Corporation from 1999 to 2001 and president and chief executive officer of AFG Industries, Inc. from 1992 to 1999, having joined that company in 1984 as general counsel after 11 years in private law practice. Mr. Bradford is a director of Clarcor Inc., a publicly-held provider of filtration products, systems and services, Granite Construction Incorporated, a publicly-held heavy civil contractor and construction materials producer, and Cracker Barrel Old Country Store, Inc., a publicly-held restaurant holding company. The board views Mr. Bradford’s extensive leadership experience at the University and in private industry as providing a significant perspective to the board.

     ROBERT J. DENNIS, 59, Chairman, President and Chief Executive Officer, Genesco. Mr. Dennis joined Genesco in April 2004 as chief executive officer of Hat World Corporation. Mr. Dennis was named senior vice president of the Company in June 2004 and executive vice president and chief operating officer in 2005, with oversight responsibility for all the Company’s operating divisions, and became a director of the Company in 2006. He was named president in 2006, chief executive officer in August 2008 and chairman in April 2010. Prior to joining the Company, Mr. Dennis joined Hat World in 2001 from Asbury Automotive, where he was employed in senior management roles beginning in 1998. Mr. Dennis was with McKinsey and Company, an international consulting firm, from 1984 to 1997, becoming a partner in 1990. Mr. Dennis is also a director of Corrections Corporation of America, a publicly-traded, full-service corrections management provider. Mr. Dennis brings to his board service a knowledge of the Company’s business and responsibility for its strategic direction and operating performance, as well as a broad background in retailing.

     MATTHEW C. DIAMOND, 44, President and Chief Executive Officer, Alloy, Inc. Mr. Diamond co-founded Alloy, Inc. in 1996. Alloy is a privately-held marketing and media company focusing on youth market through television, film, and digital media. Mr. Diamond has been a director of that company since its founding, and was named its chairman and chief executive officer in 1999. He has been a director of Genesco since 2001. The board considers Mr. Diamond’s experience in marketing to a key demographic of the Company’s Journeys and Lids businesses, his knowledge of digital media and direct marketing, and his senior management experience to be important contributors to the effectiveness of Genesco’s board.

     MARTY G. DICKENS, 65, Retired President, AT&T-Tennessee. Mr. Dickens, who joined Genesco’s board in 2003, retired from AT&T-Tennessee in 2007, after serving as its president for nine years. He held a number of positions with BellSouth/AT&T Corp. and its predecessors and affiliates since 1999, following more than six years as an executive vice president with BellSouth International. Mr. Dickens is also lead director of Avenue Bank-Tennessee, chairman of the board of Harpeth Companies, a privately-held investment banking, consulting, and ventures company, and a director of a number of charitable and community organizations. The board believes that Mr. Dickens’ experience in various positions with BellSouth and AT&T, including his international experience, and his extensive involvement in the Company’s headquarters community, are beneficial to the board and to the Company.

     THURGOOD MARSHALL, JR., 56, Partner, Bingham McCutchen LLP. Mr. Marshall, who joined Genesco’s board in 2012, is a partner in the Washington, D.C. office of the law firm of Bingham McCutchen LLP and a principal in Bingham Consulting Group LLC, an affiliate of the firm that assists business clients with communications, political, and legal strategies. He also serves on the boards of Corrections Corporation of America, a publicly-held owner and operator of correction and detention facilities, Ethics Resource Center, and the Ford Foundation. Mr. Marshall’s professional background includes service in all three branches of the federal government and in the private sector. Prior to joining a predecessor of Bingham McCutchen LLP as a partner in 2001, he served in roles including Assistant to the President and Cabinet Secretary from 1997 to 2001, co-chair of the White House Olympic Task Force in connection with the 2002 Winter Olympics, director of legislative affairs and deputy counsel to the Vice President, and counsel to the Senate Judiciary Committee, the

Committee on Commerce, Science & Transportation, and the Governmental Affairs Committee. The board believes that Mr. Marshall’s extensive experience in government service and his expertise in corporate governance and oversight gained through service as a director in for-profit, non-profit, and public sectors, bring unique and valuable perspective to Genesco.

     KATHLEEN MASON, 64, Director. Ms. Mason, who joined Genesco’s board in 1996, served as president and chief executive officer of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores, from 2000 until June 2012. She was president and chief merchandising officer of Filene’s Basement, Inc. in 1999. She was president of the HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, from 1997 to 1999. She was employed by Cherry & Webb, a women’s apparel specialty chain, from 1987 until 1992, as executive vice president, then, until 1997, as chairman, president and chief executive officer. Her previous business experience includes senior management positions with retailers May Company, The Limited Inc. and the Mervyn’s Stores division of Dayton-Hudson Corp. Ms. Mason is also a director of Office Depot, Inc., a publicly-held supplier of office products and services, and has also served as a director of other national retailers. Ms. Mason’s senior executive and board experience with other national retail companies provide her with a valuable perspective on a number of issues directly relevant to the Company’s business.

Director Independence

     The board has determined that Mr. Beard, Dr. Berry, Mr. Blaufuss, Mr. Bradford, Mr. Diamond, Mr. Dickens, Mr. Marshall and Ms. Mason are independent under applicable Securities and Exchange Commission (“SEC”) and NYSE rules. In making this determination, the board considered the following payments made by the Company in the fiscal year ended February 2, 2013 (“Fiscal 2013”):

  a charitable contribution of $500 to a tax-exempt organization with which Mr. Bradford is affiliated; and

  charitable contributions totaling $6,750 to two tax-exempt organizations of which Mr. Dickens is a director, a payment of $5,300 for membership in an educational series sponsored by one of the organizations, and contributions of $60,000 and facility fees of $1,550 to a tax-exempt organization of which Mr. Dickens’ wife is a director.

     The board determined that none of such payments affected the independence of the directors affiliated with the recipient organizations.

Certain Relationships and Related Transactions

     The Company is not aware of any related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K (“Item 404”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions. No such transactions were disclosed for Fiscal 2013. The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Any material proposed related-party transaction, including any Item 404 transaction irrespective of materiality, would, however, be brought before the board of directors or a specially designated committee thereof (with any interested director recusing himself or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

Board Committees and Meetings

     The board of directors met eight times during Fiscal 2013. No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he or she served during Fiscal 2013. The board of directors has standing audit, nominating and governance, compensation, and finance committees. All committees are composed entirely of independent directors. It is the policy of the board of directors that no current or former employee of the Company will serve on the audit, nominating and governance, or compensation committee. A description of each board committee and its membership follows.

Audit Committee

     Members: William F. Blaufuss, Jr. (chairman), James S. Beard, Marty G. Dickens and Kathleen Mason

     The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE) and operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the board of directors in monitoring (i) the processes used by the Company to produce financial statements, (ii) the Company’s systems of internal accounting and financial controls and (iii) the independence of the Company’s registered public accounting firm. The audit committee met 12 times in Fiscal 2013. The board of directors has determined that William F. Blaufuss, Jr., James S. Beard, Marty G. Dickens and Kathleen Mason each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and is “independent,” as defined by the NYSE rules and Rule 10A-3 under the Exchange Act.

Nominating and Governance Committee

     Members: James W. Bradford (chairman), Leonard L. Berry, Marty G. Dickens and Thurgood Marshall, Jr.

     The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met three times in Fiscal 2013. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. They include making recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members, (iv) the succession of the executive officers of the Company and (v) board policies and procedures and other matters of corporate governance. The chairman of the nominating and governance committee serves as the Lead Director and presides over the board’s executive sessions of non-management directors and at other times when the chairman is absent and as the primary liaison between management and the board. Further information on the committee is set forth under the caption “Corporate Governance,” below.

Compensation Committee

     Members: Matthew C. Diamond (chairman), Leonard L. Berry, James W. Bradford and Kathleen Mason

     The compensation committee, currently composed of four independent directors, met five times in Fiscal 2013. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) approving the compensation of certain officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the board of directors with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974) to the extent that action taken by the board of directors is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the board of directors, (v) administering the Company’s equity incentive and stock purchase plans, and (vi) reviewing and making recommendations to the board with respect to the Compensation Discussion and Analysis and the compensation committee report required by SEC regulations for inclusion in the Company’s proxy statement.

Finance Committee

     Members: Marty G. Dickens (chairman), James S. Beard, William F. Blaufuss, Jr., Matthew C. Diamond and Thurgood Marshall, Jr.

     The finance committee, currently composed of five independent directors, met four times in Fiscal 2013. The committee (i) reviews and makes recommendations to the board with respect to (a) the establishment of bank lines of credit and other short-term borrowing arrangements, (b) the investment of excess working capital funds on a short-term basis, (c) significant changes in the capital structure of the Company, including the incurrence of long-term indebtedness and the issuance of equity securities and (d) the declaration or omission of dividends; (ii) approves the annual capital expenditure and charitable contribution budgets; (iii) serves as the primary means of communication between the board of directors and the investment committee of the Company’s employee benefits trusts and the chief financial officer regarding certain of the Company’s employee benefit plans; and (iv) appoints, removes and approves the compensation of the trustees under any employee benefit plan.

CORPORATE GOVERNANCE

Nominating and Governance Committee

     The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, the board of directors has adopted a policy pursuant to which no former employee of the Company will be eligible to serve as a member of the nominating and governance committee.

     The nominating and governance committee and the board of directors will consider nominees for the board of directors recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to the secretary of the Company. This notice must contain, as to each nominee, all of the information relating to such person that would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act if such person had been nominated by the board of directors, the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, along with the number and class of shares held of record by such shareholder. In the case of an annual meeting to be held on the fourth Wednesday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Wednesday in June. In the case of an annual meeting which is being held on any other date (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

     Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a board vacancy exists or is expected or whether expansion of the board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

  be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

  possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

  be able to devote the time and attention necessary to serve effectively as a director.

     The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the board that the committee has identified and will take into account diversity in professional and personal experience, skills, background, race, gender and other factors of diversity that it considers appropriate. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for board membership, the chairman will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairman, with the assistance of the Corporate Secretary’s office, will arrange interviews of the candidate with members of the committee and with the chief executive officer, either in person or by telephone. After the members of the committee and the chief executive officer have had the opportunity to interview the candidate, the committee will formally consider whether to recommend to the board that it nominate the candidate for election to the board.

Board Leadership Structure

     On April 1, 2010, Robert J. Dennis, the Company’s chief executive officer, assumed the additional office of chairman upon Hal N. Pennington’s retirement from the latter office. Prior to the appointment of Mr. Dennis as chief executive officer in 2008, Mr. Pennington had served as both chairman and chief executive officer since his predecessor as chairman and chief executive officer relinquished the chairman’s office in 2002, replicating a long-term succession plan that has been followed in the Company’s three most recent senior management transitions. Having observed no differences in the functioning of the board or the performance of the Company that it considers attributable to the separation or conjunction of the two offices, the board has retained flexibility in the Corporate Governance Guidelines with respect to the structure of the board leadership. The Corporate Governance Guidelines provide that the board will select the chairman and the chief executive officer in the manner that it determines to be in the best interests of the Company’s shareholders.

     The Corporate Governance Guidelines also provide that if the positions of chairman and chief executive officer are held by the same person or if the chairman is otherwise employed by the Company, the chairman of the nominating and governance committee will serve as Lead Director, with the following responsibilities:

  in consultation with the chairman, approve the annual calendar for all meetings of the board and standing committees;

  provide the chairman with input as to the preparation of the agendas for the board;

  advise the chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties;

  coordinate the development of the agenda for and preside over executive sessions of the board’s independent directors;

  act as principal liaison between the independent directors and the chairman on material issues;

  evaluate, along with the independent members of the full board, the chief executive officer’s performance and meet with the chief executive officer to discuss the evaluation;

  act as a liaison to shareholders who request direct communication with the board; and

  perform such other roles and responsibilities as may be assigned from time to time by the nominating and governance committee or the full board.

     Generally, the board believes that having a chairman who is also a member of the Company’s management team, whether or not the offices of chairman and chief executive officer are held by the same person, has been highly effective for Genesco -- avoiding the perception of a divergence of interests between the board and management; minimizing any potential disjunction between the development and execution of corporate strategies; and reducing the potential for confusion and duplication of effort in the areas of overlap between the responsibilities of the board and senior management. The board believes that the current leadership structure, in combination with strong governance policies, regular executive sessions, and a supermajority of independent directors, provides the appropriate balance of strategy, execution and oversight for the Company at this time.

The Board’s Role in Risk Oversight

     The board of directors views the identification and management of risk as a primary responsibility of the Company’s chief executive officer, who reports directly to the board. In addition to general review and discussion of various aspects of risk management throughout the year, at least once annually, the board receives a report from the chief executive officer on his overall assessment of the Company’s risk management processes and systems, including the identification of major risks associated with the Company’s business and strategies, a description of the Company’s approach to monitoring and managing each category of risk, and an assessment of residual exposures and whether and how they may be more effectively mitigated.

     In the board’s most recent review of the Company’s risk management processes and systems with the chief executive officer, the following major categories of risk associated with the Company’s business and strategies were identified:

  Strategic and financial risk, including competition, growth opportunities, credit, liquidity and capital resources, and customer dynamics.

  Integrity and compliance risk, including accounting and financial reporting, legal compliance, and corporate governance matters.

  Operational risk, including supply chain, data privacy and security and workforce-related risks.

  Catastrophic event risk, including facility losses and disruptions from natural disasters or other causes.

     In addition to the board’s ongoing oversight of risk management and the chief executive officer’s annual review with the board of the Company’s risk management processes and systems, specific risk categories fall within the oversight of individual committees of the board. For example, the audit committee has oversight of most of the risks falling within the integrity and compliance risk categories, which it addresses primarily through its ongoing review of internal controls over accounting and financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, the nominating and governance committee has direct oversight of governance-related risks, the finance committee of risks related to the availability of capital resources, and the compensation committee of certain aspects of workforce-related risks as well as risks arising from compensation policies and practices.

     In connection with its annual review of the Company’s compensation programs in February 2013, the compensation committee specifically considered whether risks arising from the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. In its analysis, the committee considered, among other things, the following:

  the “banking” provisions of the Amended and Restated EVA Incentive Compensation Plan (the “EVA Plan”), discussed in “Executive Compensation -- Compensation Discussion and Analysis,” below, under the heading “3. Elements of Direct Compensation--B. Annual Incentive Compensation,” which require the Company to retain and pay out in three annual installments any portion of an annual incentive award in excess of three times the target award earned in any year and subject the retained amounts to reduction or elimination in subsequent years if performance deteriorates;

  equity-based, long-term incentive component of the Company’s executive compensation also discussed in “Compensation Discussion and Analysis,” which is designed to prevent excessive risks by rewarding sustainable performance; and

  the Company’s share ownership requirements.

As a result of its analysis, the committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

     The members of the board’s committees believe that they have sufficient access to the members of management with direct responsibility for the management of risks within their oversight to be able to understand and monitor such risks effectively. Each committee regularly reports to the full board on matters related to the categories of risk within its oversight.

Communications with Directors by Shareholders, Employees and Other Interested Parties

     Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the Lead Director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217. The Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

     The Company encourages all directors to be present at the annual meeting of shareholders. All directors were present at last year’s annual meeting.

Corporate Governance Guidelines

     The board of directors has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

     The Company has adopted a code of business conduct and ethics that applies to all employees and directors. The Company has made the code of business conduct and ethics available and intends to provide disclosure of any amendments or waivers of the code with respect to directors and executive officers within five business days after an amendment or waiver on its website, www.genesco.com.

Website

     The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND
PRINCIPAL SHAREHOLDERS

Principal Shareholders

     The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock and the persons who, according to the Company’s stock transfer records, own more than 5% of any of the other classes of voting securities described on page 2. Percentages are calculated based on outstanding shares as of April 29, 2013.

Name and Address	Class of	No. of	Percent of
of Beneficial Owner	Stock	Shares	Class
Eagle Asset Management, Inc.(1)	Common	3,588,587	14.9
880 Carillon Parkway
St. Petersburg, Florida 33716
BlackRock Inc.(2)	Common	2,429,908	10.1
40 East 52nd Street
New York, New York 10022
FMR LLC(3)	Common	1,608,053	6.7
82 Devonshire Street
Boston, Massachusetts 02109
The Vanguard Group(4)	Common	1,500,029	6.2
100 Vanguard Boulevard
Malvern, Pennsylvania 19335
Richard Lee Grossman	Series 3	505	8.7
33 Leicester Street	Preferred
Brookline, Massachusetts 02445
James H. Cheek, Jr.	Subordinated	2,413	8.0
11 Burton Hills Boulevard	Cumulative
Nashville, Tennessee 37215	Preferred
____________________

(1)	Based upon a Schedule 13G/A dated January 29, 2013, showing sole dispositive and voting power with respect to 3,588,587 shares.

(2)	Based upon a Schedule 13G/A dated March 6, 2013, showing sole dispositive and voting power with respect to 2,429,908 shares.

(3)	Based on a Schedule 13G dated February 13, 2013, showing sole dispositive power with respect to 1,608,053 shares.

(4)	Based upon a Schedule 13G/A dated February 7, 2013, showing sole voting power with respect to 34,144 shares, shared dispositive power with respect to 33,144 shares, and sole dispositive power with respect to 1,466,885 shares.

Security Ownership of Directors and Management

     The following table sets forth information as of April 29, 2013, regarding the beneficial ownership of the Company’s common stock by each of the Company’s directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name	No. of Shares(1)(2)
James S. Beard	8,464
Leonard L. Berry	20,861
William F. Blaufuss, Jr.	14,551
James W. Bradford	12,623
Robert J. Dennis	334,203
Matthew C. Diamond	20,917
Marty G. Dickens	14,404
Thurgood Marshall, Jr.	5,172
Kathleen Mason	30,438
James C. Estepa	109,830
James S. Gulmi	215,420
Roger G. Sisson	110,029
Mimi E. Vaughn	60,572
Current Directors and Executive Officers as a Group
(16 Persons)	1,161,784	(3)
____________________

(1)	Each director and officer owns less than 1% of the outstanding shares of the Company’s common stock, except for Mr. Dennis who owns 1.4%.

(2)	Includes shares that may be purchased within 60 days upon the exercise of options granted under the Company’s common stock option plans, as follows: Mr. Dennis — 98,036; Mr. Gulmi — 30,084; Mr. Sisson — 46,413; Ms. Vaughn — 5,183; current executive officers and directors as a group — 202,932. Also includes shares of restricted stock which remain subject to forfeiture. See “Director Compensation” and “Executive Compensation — Summary Compensation Table,” below.

(3)	Constitutes approximately 4.8% of the outstanding shares of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during Fiscal 2013 all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     Genesco’s compensation programs are intended to attract and retain employees with skills necessary to enable the Company to achieve its financial and strategic objectives and to motivate them through appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense with the ultimate objective of building shareholder value. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the three additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the board of directors (the “compensation committee” or, in the “Compensation Discussion and Analysis” section, the “committee”) has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation, on the one hand, and control of compensation expense, on the other.

     1. Overview. Genesco’s compensation programs are designed to incorporate a significant element of pay for performance.

  Compensation mix. The Company targets base salaries at or somewhat below the median of its peer group, while providing upside potential through performance-based compensation, in a combination of annual incentives (which also incorporate a multi-year banking mechanism) linked to operating results and stock-based compensation.

  Performance-based compensation.
  Annual incentive compensation for the Company’s named executive officers is designed to reward increasing earnings in an amount sufficient to provide a return on incremental capital greater than the Company’s cost of capital -- a demanding measure of performance intended to ensure that incentives are awarded only for performance that increases the Company’s value. Annual incentive compensation varies directly with performance, as evidenced by significant variances in individual bonus multiples (compared to bonus targets) across individual business units and performance years. In addition, through a combination of the potential for negative bonus accruals and a multi-year bonus banking mechanism, annual incentive compensation is designed to reward only sustainable performance. A total of $2.9 million of bonuses earned for Fiscal 2013 by the Company’s senior executive officer group, including the named executive officers and three other heads of the Company’s U.S.-based operating divisions, were deferred pursuant to the banking mechanism and are thus subject to being reduced or eliminated by future negative awards over the next three fiscal years. While no named executive officer’s bonus for Fiscal 2013 was affected by the negative banking features of the incentive program, one other officer’s positive bank balance from prior years was reduced by a $103,000 negative award based on Fiscal 2013 performance and $93,000 of another officer’s Fiscal 2013 bonus was applied to a negative bank balance from a prior year (and will thus never result in a cash payment to the officer).

  The Company also provides stock-based compensation, intended to align the financial interests of management with those of the Company’s shareholders. Vesting of equity compensation is based on executives’ continued service, to complement the significant emphasis on operating performance in annual incentive compensation. The committee has specifically considered whether to incorporate performance conditions into equity incentive grants and has determined that the multi-year aspects and performance sensitivity of the annual incentive plan serve the same objectives as performance conditions in equity grants in a more effective manner, especially in view of the dilutive effect of the additional equity that the committee believes would be necessary to achieve an equivalent level of perceived value to the employee with equity awards contingent on performance.
  Share ownership guidelines. The Company’s executives are required to hold a minimum number of shares of the Company’s common stock. Because the guidelines are enumerated in shares rather than as a multiple of salary, they are not subject to fluctuations in the Company’s share price over time.

  Change of control arrangements and severance plan. No executive officer of the Company is subject to an individual employment contract. The committee believes that change of control arrangements and the severance plan described below under the heading “Other Compensation – Change of Control Arrangements and Severance Plan” were structured according to competitive norms.

     At the annual meeting of shareholders in 2012, the compensation of the named executive officers of the Company was submitted for an advisory “say on pay” vote by shareholders. Approximately 87% of shares voting, representing approximately 81% of outstanding shares eligible to vote, were voted in favor of the compensation paid to the named executive officers, and 6.1% of shares voted, representing 5.7% of outstanding shares, were voted against. The committee considered these results in its review of compensation philosophy in connection with its approval of named executive officer compensation for Fiscal 2014 and determined that neither the compensation philosophy nor its implementation should be changed. The committee will continue to consider shareholder views on compensation philosophy and implementation as expressed in the most recent “say on pay” vote when setting compensation.

     2. Compensation Committee Process. In seeking to balance employee attraction and retention with appropriate management of compensation expense, the compensation committee looks primarily to market data. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee selected PricewaterhouseCoopers LLP as its independent compensation consultant in July 2010, and the firm’s analysis and observations are reflected in the committee’s decisions about compensation for Fiscal 2012, 2013 and 2014. PricewaterhouseCoopers LLP has not performed any other services for the Company since its retention by the committee; accordingly, the committee believes that no conflicts of interest exist with respect to PricewaterhouseCoopers in its role as compensation consultant to the committee. The committee and its consultant also solicit input from the chief executive officer on subjective considerations such as an individual executive’s performance and aspects of his or her role in the Company that might affect the relevance of market comparisons and perceptions of internal equity that the chief executive officer believes should be taken into account in individual cases. On the basis of the market data, management input, and the consultant’s knowledge of trends and developments in compensation design, the consultant annually presents analyses and observations regarding the material elements of senior management direct compensation for the compensation committee’s consideration. The final compensation decision rests with the committee.

     In recent years, the committee has approached its analysis of senior management compensation from the perspective of total direct compensation (consisting of base salary, compensation under the Company’s annual incentive plan, including the multi-year banking aspects discussed herein, and long-term, stock-based incentives). To assess the competitiveness of the Company’s executive compensation in its decision-making process for Fiscal 2013, it considered (i) proxy statement data from a peer group of public companies identified by the compensation committee’s consultant with input from the committee and (ii) data reported in published surveys from companies in the retail industry with annual revenues and market capitalization similar to the Company’s, taking into account an average of proxy statement data for comparable position, proxy statement data for equivalent rank among named executive officers, and survey data and adjusting for any outliers in the data as necessary. For its analysis of compensation levels established for Fiscal 2013, the committee referenced the following peer group, which the committee considered relevant for comparison because of the nature of their businesses or target markets, their size and market value, and the likelihood that the Company competes against them for management personnel: Aeropostale, Inc.; Ann, Inc.; Brown Shoe Company, Inc.; Chico’s FAS Inc.; The Children’s Place Retail Stores, Inc.; The Dress Barn, Inc.; DSW Inc.; Express, Inc.; The Finish Line, Inc.; Foot Locker, Inc.; J. Crew Group, Inc.; The Men’s Wearhouse, Inc.; Pacific Sunwear of California, Inc.; Skechers USA, Inc.; Stage Stores, Inc.; Stein Mart, Inc.; The Talbots Inc.; The Timberland Company; Urban Outfitters, Inc.; and Wolverine World Wide, Inc. The peer group referenced by the committee in its analysis of compensation for Fiscal 2014 is identical to that used in the prior year’s analysis, except for the deletion of three companies that had been acquired by other companies and one company whose revenues and market capitalization had declined to such an extent that the committee considered it no longer relevant for comparison, and the addition of two companies that the committee considered relevant based on their industry, revenues, and market capitalization.

     3. Elements of Direct Compensation. Direct compensation to the Company’s executive officers consists of annual base salary, annual incentive bonuses and long-term incentives in the form of stock-based awards and the multi-year “banking” feature included in the annual incentive plan. The compensation committee generally seeks to pay base salaries at or somewhat below the market median, using the bonus to provide the prospect of above-median cash compensation for superior performance against annual benchmarks. Additionally, as noted, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to align management’s interests with those of the shareholders. The compensation committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (total cash plus the targeted value of long-term incentives) in relation to the peer group companies and the survey data.

     A. Base Salary. The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the employee’s skills and the demands of his or her position. Consistent with its goal to pay base salaries at or slightly below the market midpoint, the compensation committee set Fiscal 2013 base salaries for the senior executive officer group in the aggregate at approximately 88% of the midpoint, based on the consultant’s survey and peer group data. Fiscal 2013 salary levels reflected the second step in a two-year plan by the committee to bring base salaries for the senior executive officer group to not more than 10% below the market median. For Fiscal 2012, the committee had granted a 2% increase to members of the senior executive officer group whose base salaries were at or less than 10% below the market median. For those with base salaries more than 10% below the median but not more than 20% below, the committee granted increases sufficient to reach the 10% below median target. For those more than 20% below the median, the committee granted increases of not more than half of the difference between actual levels and 10% below median target. For Fiscal 2013, the committee granted a 2% increase to all members of the senior executive officer group except those who were more than 20% below the median in the prior year, who were granted the same dollar increase for Fiscal 2013 as for Fiscal 2012, despite the fact that the salary gap to the comparison group widened for Fiscal 2013. For Fiscal 2014, market data indicated a continuing rise in base salaries, causing five members of the senior executive officer group (including two of the named executive officers) to benchmark between 17% and 24% below the median on average for the past three years. In response, the committee approved base salary increases of approximately 5% for those officers compared to increases of approximately 2% for the other named executive officers for Fiscal 2014.

     B. Annual Incentive Compensation. (i) Overview. Executive officers other than the chief executive officer participate in the Company’s EVA Plan, which is designed to reward increasing earnings in an amount sufficient to provide a return on capital greater than the Company’s cost of capital. (The compensation committee has historically awarded the chief executive officer’s annual bonus on the same basis as if he were a corporate business unit participant in the EVA Plan and has voted to do so with respect to Fiscal 2014.) The EVA Plan also incorporates a provision making a portion of each participant’s award contingent on the achievement of individual strategic goals to provide an incentive for strategic and operational objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit, as well as incentives designed to reward senior operational management for their contributions to corporate interests that may be broader than those of their individual business units. The compensation committee reviews and adopts the EVA Plan with input from its independent consultant and from senior management. The compensation committee sets target bonus levels based on the consultant’s peer group and survey comparisons of target bonuses as a percentage of base salary and total targeted cash compensation. The chief executive officer also provides input to the committee on target bonus levels for positions other than his own.

     (ii) Bonus Targets. Target bonuses for all the named executive officers other than the chief executive officer were set between 65% and 81% of base salary for Fiscal 2013. The chief executive officer’s target bonus was set at 100% for Fiscal 2013. The Fiscal 2013 targets for the named executive officers in the aggregate were 9% above the estimated median annual incentive pay derived from the compensation committee’s consultant’s data.

     (iii) Award Components. The named executive officers participating in the Fiscal 2013 EVA Plan were eligible to receive a fraction or multiple of their target awards based on the factors described below. Bonuses earned can be negative, offsetting or entirely eliminating “banked” amounts carried over from prior years and, subject to the limitations described below, offsetting awards in future years. Presidents of the Company’s operating divisions were eligible to earn cash awards equal to the sum of (a) 75% of their bonus targets multiplied by a factor determined by changes in Economic Value Added (EVA1) for their respective business units for the year, and (b) 25% of the targets multiplied by (i) the business unit EVA change factor and (ii) the percentage of achievement of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Business unit assignments for operating division presidents include a factor for performance of the Company as a whole. Heads of corporate staff departments were eligible to receive cash awards equal to the sum of (a) 75% of their bonus targets multiplied by the EVA change factor for the Company as a whole and (b) 25% of their bonus targets multiplied by the EVA change factor for the Company as a whole and the product multiplied by their percentage of achievement of their individual performance goals. Each participant’s business unit is assigned by the chief executive officer, who also determines the weighting of the various business unit components for participants with responsibility for multiple units and approved by the compensation committee. Among the named executive officers in Fiscal 2013, Mr. Gulmi, Mr. Sisson and Ms. Vaughn were assigned to the Corporate Total business unit, while Mr. Estepa’s business unit allocation was 78% Journeys Group (including Underground by Journeys), 7% Schuh, and 15% Corporate Total.

     See “Bonus Calculation Factors,” below, for additional information on the performance factors for each primary business unit and for the Company as a whole for Fiscal 2013.

     (iv) EVA Calculations. EVA for Fiscal 2013 was determined by subtracting from a business unit’s net operating profit after taxes (“NOPAT”) a charge of 12% of the average net assets (total assets minus non-interest bearing liabilities) employed to generate the profit. The 12% capital charge represented the Company’s estimate of its weighted average cost of debt and equity capital. The plan is designed to encourage efficient use of assets, since profit improvement that is less than 12% of the incremental net assets employed reduces the participant’s bonus. For Fiscal 2014, the capital charge will be 10% of average net assets employed, based upon a revised estimate of cost of capital approved by the compensation committee. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.
____________________

1	EVA is a trademark of Stern Stewart & Co.

     NOPAT and net assets employed for incentive plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for financial reporting purposes. The Company’s NOPAT for purposes of the EVA Plan in Fiscal 2013 was equal to earnings from operations excluding “Asset impairments and other, net” lines on the Consolidated Statements of Operations, plus $12.1 million of expense related to deferred purchase price payable in connection with the acquisition of Schuh Group Limited (“Schuh”), which is treated as compensation expense for accounting purposes; plus $15.8 million of accrued expense related to a contingent, “earn-out” bonus payable in the future to certain Schuh employees for the achievement of operating targets, which was capitalized for EVA purposes; plus stock-based compensation expense of $1.5 million, $0.6 million related to start-up costs of a new wholesale line, and other adjustments of $0.3 million; less taxes at the Company’s 39% tax rate for the Company’s operations excluding Schuh and 26% tax rate for the Schuh operations. A portion of stock-based compensation expense for each business unit was added back in the calculation of NOPAT as a final step in a two-year transition to full inclusion of such expense in the calculation. Stock-based compensation expense was initially excluded from the calculation because applicable accounting standards did not require expensing of options when the applicable performance intervals for the EVA Plan were calibrated. The Company plans to include all stock-based compensation expense in the NOPAT calculation beginning in Fiscal 2014. Interest expense is added back in the calculation because it would be duplicative of the 12% capital charge discussed above. Interest income is included in the calculation.

     (v) Bonus Calculation Factors. The following table shows for each of the Company’s primary business units in Fiscal 2013: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the actual EVA for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). Negative bonuses accrue to the extent that shortfalls from the target improvement (column (a)) exceed the interval shown in column (b). See the discussion under the heading “Bonus Bank” below for the consequences of a negative bonus. As discussed below, the named executive officer with responsibilities for more than one business unit receives incentive compensation reflecting the weighted average EVA changes in all the relevant business units.

	(a)	(b)	(c)	(d)
		FY 2013
	FY 2013	Incremental
	Target EVA	Improvement	FY 2013	FY 2013 Bonus
Business Unit	Improvement	Interval	EVA Change	Multiple
	($)	($)	($)
Corporate Total	6,380,000	4,218,200	22,595,000	4.84
Lids Sports Group	1,145,000	1,809,800	(2,940,000)	(1.26)
Journeys Group	809,000	2,979,600	16,929,000	6.41
Johnston & Murphy Group	271,000	728,100	1,338,000	2.47
Schuh Group	710,000	1,386,500	9,630,000	7.43
SureGrip Footwear	137,000	52,400	193,400	2.08
Licensed Brands	92,000	369,000	377,000	1.77

     Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. The Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units appropriate shares of above-target EVA improvement for a given bonus pool based primarily on unit size with adjustments designed to achieve a similar likelihood of multi-year zero bonuses among all units.

     (vi) Individual Strategic Objectives. As noted above, the payment of a portion of each participant’s annual incentive award for EVA improvement is contingent on his or her achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Failure to achieve these strategic objectives can reduce an EVA Plan award that is otherwise payable, but cannot serve to increase the amount of any such award. Individual strategic goals for the named executive officers typically involve initiatives that the executive officer group considers important to the long-term prospects of the participants’ business units, but that may not be adequately rewarded by the portion of the bonus calculated on current financial performance. Examples include retail divisions’ opening a targeted number of new retail stores on schedule, shared services’ implementation of an infrastructure improvement, or a business unit’s launch of a new retail concept or product line. No individual strategic goal was material to any named executive officer’s compensation or to any component of it in Fiscal 2013. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The EVA Plan permits full credit for strategic goals if they have been at least 95% achieved. Each of the named executive officers received full credit for his or her strategic goals for Fiscal 2013.

     No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the EVA Plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature have ever been made.

     (vii) Bonus Bank. The EVA Plan includes a “bonus bank” feature. Awards for better than expected EVA are uncapped and “negative awards” for worse than expected results are possible. Any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank, and positive bank balances are payable in future years only subject to performance in those years. Each year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one-third of any amount in excess of three times the target in the current year, and (iii) the installments of banked awards from previous years, if any, that are payable in the current year. Positive bank balances from each year are paid out in three equal annual installments, subject to current-year performance in each of the three subsequent years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it, reducing or entirely eliminating the positive balance, depending upon the magnitude of the negative award for the current year. Any positive balance is forfeited if the participant voluntarily resigns from employment by the Company or is terminated for cause. If the participant’s bonus bank balance from prior years is negative, 50% of any positive award in excess of two times the target in a subsequent year will be applied toward “repaying” the negative balance and 50% will be paid out to the participant (up to the generally applicable limit of three times the target plus one-third of any amount in excess of three times the target in the current year). Any negative balance from a single year will be canceled to the extent not repaid after three subsequent years. The committee believes that the “bonus bank” feature of the EVA Plan offers improved incentives for management to focus on building long-term value in the Company, and that the forfeiture provisions aid the retention of key employees. Including Fiscal 2013 payouts and accruals, bonus bank balances for the named executive officers are as follows:

Robert J. Dennis	$2,717,396
James S. Gulmi	$1,071,053
James C. Estepa	$2,082,157
Roger G. Sisson	$661,556
Mimi E. Vaughn	$817,093

     Bonuses reported in column (f) of the Summary Compensation Table below are bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year.

     C. Stock-Based Compensation. Grants of stock options and restricted stock to key executives of the Company including the named executive officers are intended to provide them with an incentive to make decisions which are in the long-term best interests of the Company and to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of an option or a share of restricted stock is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock.

     Stock-based incentive awards, including restricted stock and/or options, are typically granted to executive officers and other key employees once annually. The compensation committee does not attempt to time stock-based incentive grants in relation to the Company’s release of material information. Since 2009, annual incentive grants have been awarded in June. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced.

     Prior to the adoption in 2006 of FAS 123(R) (an accounting standard requiring that employee stock options be reflected as compensation expense in issuing companies’ financial statements), employee options that satisfied certain criteria, unlike restricted stock, did not involve compensation expense. Consequently, options were the Company’s favored form of stock-based compensation. All option grants currently outstanding carry an exercise price equal to the fair market value of the underlying stock on the actual date of grant. Grants of all options currently outstanding, all of which are now exercisable, became exercisable in equal annual installments over a period of four years. Annual vesting requires the executive to remain employed by the Company for the entire four-year vesting period to realize fully the gain on the total number of shares covered by the option. All outstanding options expire ten years after the date of grant.

     The adoption of FAS 123(R) eliminated the financial benefit to the Company of issuing options rather than restricted stock. Viewed within the framework of its overall approach to compensation and taking into account the lack of any financial benefit to the Company from the issuance of options rather than restricted stock, the committee currently believes that restricted stock is preferable to options as a vehicle for meeting its objectives for long-term incentive compensation. Because options have no value to the employee if the market price of the Company’s stock is at or below the exercise price, the committee believes that options may lead to an exaggerated perception of downside risk and greater risk aversion on the part of option holders as compared to shareholders. Additionally, because the compensation committee believes that shares of restricted stock represent a greater value to recipients upon grant than do options, fewer shares of restricted stock than options may be granted, resulting in lower earnings per share dilution than a stock-based compensation program consisting solely of options. Reflecting this analysis, since 2008, the committee has substituted for the shares that had in previous years been granted as options a lesser number of restricted shares. The restricted stock is subject to forfeiture upon termination of the grantee’s employment prior to vesting, which occurs in four equal annual increments with respect to all currently outstanding grants.

     The committee has considered the addition of performance vesting conditions to restricted stock awards. It has concluded that the EVA Plan, with its potential for wide, positive and negative swings in compensation based on performance and the multi-year effects of its banking features, adequately addresses the compensation policy goals that would be served by incorporating such conditions in equity grants and that the combination of such conditions with the relatively high performance sensitivity of the EVA Plan might result in a compensation system with inappropriately high levels of performance leverage. Additionally, it believes that the policy goals served by performance conditions in equity awards are served more efficiently through the cash awards under the EVA Plan than through equity grants, which involve both a charge to earnings and permanent equity dilution, given that a higher number of shares with performance conditions would presumably be necessary to achieve market comparable compensation targets. The committee intends, however, to continue to consider performance conditions and their effect on the overall balance of incentives in the context of future equity grants.

     The grant date value of shares granted in June 2012 represented 2.5 times base salary for the chief executive officer, 1.6 times base salary for two of the other named executive officers, and 1.35 times base salary for the remaining two named executive officers.

     The nominating and governance committee of the Company’s board has adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares
Other Senior Vice Presidents	15,000 shares

     The guidelines allow covered executives up to five years from their appointment dates to comply with the guidelines. All executive officers currently comply with the guidelines. Restricted stock grants and unexercised, vested stock option awards may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders.

     4. Other Compensation.

     A. Change of Control Arrangements and Severance Plan.

     All the named executive officers are parties to employment protection agreements which become effective only in the event of a change of control (as defined in the agreements). Each agreement provides for employment by the Company for a term of up to three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.” Additionally, all stock options and restricted stock granted by the Company under the Company’s equity incentive plans become immediately vested and (in the case of options) exercisable upon a change of control as defined in the plans.

     The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the Severance Plan). Under the terms of the Severance Plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.”

     The Company believes that reasonable severance and change of control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a recruiting environment within our industry that has historically been competitive. The Company also believes that a change of control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change of control transaction that could be in the best interests of shareholders.

     B. Defined Benefit, Defined Contribution and Deferred Income Plans.

     (i) Defined Benefit Pension Plan. The Genesco Retirement Plan (the “Retirement Plan”) is a noncontributory, qualified pension plan. Prior to December 31, 1995, it provided retirement benefits to eligible participants based on a formula taking into consideration the average of the ten highest consecutive years’ earnings of the participant, years of benefit service and other factors.

     Effective January 1, 1996, the Retirement Plan was amended to establish a cash balance formula. Benefits earned prior to that date under the 10-year average formula were preserved as of that date. Effective January 1, 2005, the cash balance formula was frozen and benefit accruals ceased. Beginning in 2005, participant accounts are credited annually with the lesser of (a) 7% or (b) the annual rate of interest on 30-year Treasury securities for the month of December immediately preceding the Plan Year for which the rate applied. The Company makes a supplemental, “makeup” payment outside the Retirement Plan equal to the amount, if any, by which (a) exceeds (b), and the amount of other contributions that were lost when the Retirement Plan was frozen, equal to 2.5% of compensation up to the Social Security wage base and 4% of compensation above it. For Fiscal 2013, the named executive officers who are participants in the Retirement Plan received the following “makeup” payments:

Mr. Gulmi	$19,075
Mr. Estepa	$19,075
Mr. Sisson	$19,040
Ms. Vaughn	$12,553

     A participant had no vested benefits under the Retirement Plan until he or she had five years’ service with the Company. Because he had no vested benefits under the Retirement Plan as of January 1, 2005, when the cash balance formula was frozen and benefit accruals ceased, Mr. Dennis is not a participant in the Retirement Plan.

     The years of benefit service of the participating named executive officers, frozen at January 1, 2005, are: James C. Estepa — 20 years; James S. Gulmi — 33 years; Roger G. Sisson — 11 years; and Mimi E. Vaughn — 1 year. The Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limited the amount of salary which was taken into account in calculating Retirement Plan benefits. Taking into account the preserved benefits under the average of the ten highest years and the accumulated funds in cash balance formula, and assuming that the participant’s accrued benefits at normal retirement are taken in the form of single life annuity, the estimated annual benefit payable for each participating named executive officer at retirement is as follows: Mr. Estepa — $24,769; Mr. Gulmi — $63,746; Mr. Sisson — $24,472; and Ms. Vaughn — $2,389.

     (ii) Defined Contribution Plan. The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan designed to comply with Section 401(k) of the Internal Revenue Code. Participants in the plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $250,000) plus 50% of the next 2% of compensation (similarly limited) deferred.

     In Fiscal 2013, each of the named executive officers received a matching contribution of $10,000.

     Such amounts are included in column (h) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

     (iii) Deferred Income Plan. The named executive officers, in addition to other eligible employees, may participate in the Genesco Inc. Deferred Income Plan. Under this Plan, the participant may elect to defer up to 15% of base salary, 100% of bonus payouts, and 15% of the supplemental “makeup” payment discussed above. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

     C. Perquisites. The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

     In addition to participation in the plans and programs described above, the named executive officers are provided financial or estate planning and tax preparation assistance. All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, named executive officers are provided with life insurance with a death benefit equal to their base salary up to $500,000 and participate in a supplemental medical and dental insurance plan available to middle- and senior-management employees that covers deductibles, co-payments and certain exclusions under the standard health insurance programs available to all employees.

     5. Tax Considerations.

     Tax Deductibility of Compensation. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is not performance-based and that is paid to certain individuals. The committee may choose to approve compensation that will not meet these requirements when it considers the potential benefit to the Company to exceed the value of the tax deduction.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

By the Committee:

Matthew C. Diamond, Chairman
Leonard L. Berry
James W. Bradford
Kathleen Mason

     The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

     During Fiscal 2013, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

     The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2013, Fiscal 2012 and Fiscal 2011.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)
Robert J. Dennis	2013	810,500	-0-	1,771,161	3,790,198	62,725	31,344	6,465,928
Chairman, President and	2012	794,500	-0-	2,134,219	3,675,887	7,125	26,274	6,638,005
Chief Executive Officer	2011	778,500	-0-	1,835,968	2,164,230	106,056	28,860	4,913,614
James S. Gulmi	2013	426,000	-0-	595,838	1,494,027	165,316	44,585	2,725,766
Senior Vice President-	2012	417,500	-0-	717,771	1,448,725	77,906	42,138	2,704,040
Finance and Chief	2011	408,972	-0-	675,164	852,706	185,678	44,520	2,167,040
Financial Officer
James C. Estepa	2013	578,000	-0-	808,423	2,445,618	15,199	47,004	3,894,244
Senior Vice President	2012	566,500	-0-	973,941	2,141,937	29,654	41,500	3,753,532
	2011	555,330	-0-	916,762	1,029,582	20,131	43,061	2,564,866
Roger G. Sisson	2013	309,000	-0-	364,597	933,328	83,610	39,287	1,729,822
Senior Vice President	2012	294,500	-0-	427,205	885,660	37,376	34,506	1,679,247
	2011	280,260	-0-	396,575	486,952	82,309	34,102	1,280,198
Mimi E. Vaughn	2013	325,000	-0-	383,483	1,139,797	30,832	45,768	1,924,880
Senior Vice President	2012	318,500	-0-	462,008	1,105,195	2,118	44,397	1,932,218
	2011	300,000	-0-	424,502	625,500	37,876	44,717	1,432,595
____________________

(1)	The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred
Name	Fiscal 2013	Fiscal 2012	Fiscal 2011
Robert J. Dennis	$12,254	$6,630	$9,026
James S. Gulmi	45,233	28,248	39,591
James C. Estepa	16,743	9,461	22,000
Roger G. Sisson	43,214	53,804	57,742
Mimi E. Vaughn	3,313	8,693	14,388

[Footnotes continued on next page.				]

(2)	The amounts in column (e) represent the aggregate grant date fair value of restricted stock awards, calculated in accordance with FASB Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“ASC 718”) by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

(3)	The amounts in column (f) are cash awards under the Company’s EVA Plan, discussed in greater detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis” section above. They include amounts voluntarily deferred by the named executive officers in the Company’s 401(k) Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. Of the amounts reported in column (f), the named executive officers elected to defer the following amounts in the 401(k) Plan and/or the Deferred Income Plan:

	Amount Deferred ($)
Name	Fiscal 2013	Fiscal 2012	Fiscal 2011
Robert J. Dennis	10,679	10,307	15,434
James S. Gulmi	238,019	375,662	18,718
James C. Estepa	5,863	5,843	12,628
Roger G. Sisson	14,860	14,481	4,500
Mimi E. Vaughn	14,095	13,710	9,411

     The amounts reported for Fiscal 2013 include, for each of the named executive officers, the following amounts attributable to prior-year positive “bank” balances that became payable based on Fiscal 2013 performance:

Robert J. Dennis	$861,591
James S. Gulmi	$339,567
James C. Estepa	$534,508
Roger G. Sisson	$207,590
Mimi E. Vaughn	$259,047

[Footnotes continued on next page.]

     The following amounts of named executive officers’ awards for Fiscal 2013 were deferred in the officers’ bonus “banks” pursuant to the provision of the EVA Plan, and are thus subject to reduction or elimination based on performance in subsequent fiscal years. Accordingly, these amounts are not included in the amounts reported in column (f):

Robert J. Dennis	$994,213
James S. Gulmi	$391,920
James C. Estepa	$1,013,142
Roger G. Sisson	$246,376
Mimi E. Vaughn	$299,000

     See “Annual Incentive Compensation – Bonus Bank” in the “Compensation Discussion and Analysis” section above.

(4)	The amounts in column (g) are the sum of (i) any actuarial increase in the present value of the named executive officers’ benefits under the Genesco Retirement Plan, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements and (ii) the amount of earnings or loss on nonqualified deferred compensation under the Company’s Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” above that exceed 120% of the applicable federal long-term interest rate. Negative changes in the actuarial value of Retirement Plan benefits are not reflected in column (g).

[Footnotes continued on next page.]

     For each of the named executive officers, the components of the sum reported in column (g) are as follows:

	(a)			(b)
	Change in Present Value			Excess Deferred Income
	of Pension Benefits			Plan Earnings
	($)			($)
Name	Fiscal 2013	Fiscal 2012	Fiscal 2011	Fiscal 2013	Fiscal 2012	Fiscal 2011
Robert J. Dennis	-0-	-0-	-0-	62,725	7,125	106,056
James S. Gulmi	4,723	48,296	52,978	160,593	29,610	132,700
James C. Estepa	15,199	29,654	20,131	-0-	-0-	-0-
Roger G. Sisson	14,851	20,105	18,696	68,759	17,271	63,613
Mimi E. Vaughn	1,656	2,118	2,028	29,176	-0-	35,848

(5)	The amounts in column (h) for Fiscal 2013 include, for each named executive officer, life, medical, dental and long-term disability insurance premiums paid by the Company, matching contributions to the Company’s 401(k) Plan, and an employee discount on merchandise sold by the Company that is available to all full-time employees. For all the named executive officers except Mr. Dennis, the amounts in column (h) include the supplemental retirement payment discussed under the heading “Defined Benefit, Defined Contribution and Deferred Income Plans,” and, except for Mr. Dennis and Ms. Vaughn, the premiums for a basic amount of long-term care insurance available to all employees. For all the named executive officers except Mr. Gulmi and Mr. Sisson, the amounts in column (h) include tax preparation services. They include additional “gross-up” payments to cover federal tax liability with respect to tax preparation services, in the following amounts for Fiscal 2013: Mr. Dennis — $1,118; Mr. Estepa — $401; and Ms. Vaughn — $2,210. For all the named executive officers, they include a matching charitable contribution, available to all employees.

GRANTS OF PLAN BASED AWARDS FOR FISCAL 2013

     The following table shows, for each of the named executive officers, information regarding his or her target award under the Company’s EVA Plan for Fiscal 2013 and grants of restricted stock under the Amended and Restated 2009 Equity Incentive Plan in Fiscal 2013.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise
					Number of	Number of	or Base	Grant Date
		Estimated Possible Payouts Under			Shares of	Securities	Price of	Fair Value
		Non-Equity Incentive Plan Awards			Stock or	Underlying	Option	of Stock
		Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)(1)	(d)	(e)	(f)(2)	(g)	(h)	(i)
Robert J. Dennis	N/A		$826,500		—	—	—	—
	June 27, 2012	—	—	—	30,760	—	—	$1,771,161
James S. Gulmi	N/A		$325,875		—	—	—	—
	June 27, 2012	—	—	—	10,348	—	—	$595,838
James C. Estepa	N/A		$477,495		—	—	—	—
	June 27, 2012	—	—	—	14,040	—	—	$808,423
Roger G. Sisson	N/A		$210,925		—	—	—	—
	June 27, 2012	—	—	—	6,332	—	—	$364,597
Mimi E. Vaughn	N/A		$256,125		—	—	—	—
	June 27, 2012	—	—	—	6,660	—	—	$383,483
____________________

(1)	Columns (c), (d) and (e) relate to the Company’s EVA Plan. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” potential awards are uncapped (although any award in excess of three and one-third times the target is mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

(2)	Column (f) reflects awards of restricted stock under the Company’s Amended and Restated 2009 Equity Incentive Plan, the grant date fair values of which were calculated in accordance with ASC 718 by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

     The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at February 2, 2013. The awards include stock options and restricted stock, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Option Awards				Stock Awards
	Number of
	Securities	Number of			Number of	Market Value
	Underlying	Securities			Shares or	of Shares or
	Unexercised	Underlying			Units of Stock	Units of Stock
	Options	Unexercised	Option		That Have	That Have
	(#)	Options	Exercise	Option	Not Vested	Not Vested
	Exercisable	(#)	Price	Expiration	(#)	($)
Name	(1)	Unexercisable	($)	Date	(2)	(3)
Robert J. Dennis	40,000	-0-	23.54	04/01/2014	113,174	7,110,722
	40,000	-0-	24.90	10/26/2014
	8,252	-0-	36.40	10/25/2015
	9,784	-0-	38.14	10/24/2016
James S. Gulmi	9,075	-0-	17.50	10/21/2013	39,539	2,484,235
	20,000	-0-	24.90	10/26/2014
	4,650	-0-	36.40	10/25/2015
	5,434	-0-	38.14	10/24/2016
James C. Estepa	-0-	-0-	--	--	53,667	3,371,898
Roger G. Sisson	20,000	-0-	17.50	10/21/2013	23,571	1,480,966
	20,000	-0-	24.90	10/26/2014
	3,095	-0-	36.40	10/25/2015
	3,318	-0-	38.14	10/24/2016
Mimi E. Vaughn	2,265	-0-	36.40	10/25/2015	26,321	1,653,748
	2,918	-0-	38.14	10/24/2016
____________________

(1)	All options were granted under the 1996 Stock Incentive Plan and the 2005 Equity Incentive Plan on the dates which are ten years before the expiration dates shown, and vest in four equal annual installments beginning on the first anniversary of the grant date.

[Footnotes continued on next page.]

(2)	The shares of restricted stock vest on the following schedule:

		Restricted Shares
Name	Grant Date	Outstanding	Vesting Increments
Robert J. Dennis	6/24/2009	14,642	14,642 on 6/24/2013
	6/22/2010	32,312	16,156 on 6/22/2013
			16,156 on 6/22/2014
	6/22/2011	35,460	11,820 on 6/22/2013
			11,820 on 6/22/2014
			11,820 on 6/22/2015
	6/27/2012	30,760	7,690 on 6/28/2013
			7,690 on 6/28/2014
			7,690 on 6/28/2015
			7,690 on 6/28/2016
James S. Gulmi	6/24/2009	5,384	5,384 on 6/24/2013
	6/22/2010	11,882	5,941 on 6/22/2013
			5,941 on 6/22/2014
	6/22/2011	11,925	3,975 on 6/22/2013
			3,975 on 6/22/2014
			3,975 on 6/22/2015
	6/27/2012	10,348	2,587 on 6/28/2013
			2,587 on 6/28/2014
			2,587 on 6/28/2015
			2,587 on 6/28/2016
James C. Estepa	6/24/2009	7,311	7,311 on 6/24/2013
	6/22/2010	16,134	8,067 on 6/22/2013
			8,067 on 6/22/2014
	6/22/2011	16,182	5,394 on 6/22/2013
			5,394 on 6/22/2014
			5,394 on 6/22/2015
	6/27/2012	14,040	3,510 on 6/28/2013
			3,510 on 6/28/2014
			3,510 on 6/28/2015
			3,510 on 6/28/2016

[Footnotes continued on next page.]

		Restricted Shares
Name	Grant Date	Outstanding	Vesting Increments
Roger G. Sisson	6/24/2009	3,162	3,162 on 6/24/2013
	6/22/2010	6,979	3,490 on 6/22/2013
			3,489 on 6/22/2014
	6/22/2011	7,098	2,366 on 6/22/2013
			2,366 on 6/22/2014
			2,366 on 6/22/2015
	6/27/2012	6,332	1,583 on 6/28/2013
			1,583 on 6/28/2014
			1,583 on 6/28/2015
			1,583 on 6/28/2016
Mimi E. Vaughn	6/24/2009	4,514	4,514 on 6/24/2013
	6/22/2010	7,471	3,736 on 6/22/2013
			3,735 on 6/22/2014
	6/22/2011	7,676	2,559 on 6/22/2013
			2,559 on 6/22/2014
			2,558 on 6/22/2015
	6/27/2012	6,660	1,665 on 6/28/2013
			1,665 on 6/28/2014
			1,665 on 6/28/2015
			1,665 on 6/28/2016

(3)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on February 1, 2013 ($62.83).

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

     The following table shows, for each named executive officer, certain information about his stock option exercises, if any, and shares of restricted stock that vested, during Fiscal 2013:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
Robert J. Dennis	-0-	-0-	55,295	3,382,653
James S. Gulmi	25,925	801,612 (2)	15,302	913,223
James C. Estepa	-0-	-0-	20,773	1,239,733
Roger G. Sisson	19,375	689,334 (2)	9,019	538,254
Mimi E. Vaughn	-0-	-0-	10,808	645,021
____________________

(1)	Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the vesting date multiplied by the number of shares vested.

(2)	Amount reflects the difference between (a) the product of (i) the closing price of the Company’s common stock on the NYSE on the exercise date multiplied by (ii) the number of shares acquired on exercise, minus (b) the total exercise price for the shares so acquired.

PENSION BENEFITS IN FISCAL 2013

     The following table shows, for each of the named executive officers, his or her number of years credited service and the actuarial present value of his or her accumulated benefit under the Genesco Retirement Plan, discussed in “Compensation Discussion and Analysis — Defined Benefit, Defined Contribution and Deferred Income Plans,” above. Both credited service and the present value of the accumulated benefit are calculated as of February 2, 2013, the plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for Fiscal 2013. The valuation method and material assumptions reflected in the calculation of the present value of the accumulated benefit are those included in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K, filed with the SEC on April 3, 2013.

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)	($)
Robert J. Dennis	Genesco Retirement Plan	-0-	-0-	-0-
James S. Gulmi	Genesco Retirement Plan	33	781,343	-0-
James C. Estepa	Genesco Retirement Plan	20	302,549	-0-
Roger G. Sisson	Genesco Retirement Plan	11	215,283	-0-
Mimi E. Vaughn	Genesco Retirement Plan	1	21,589	-0-
____________________

(1)	The years of benefit service of named executive officers participating in the Genesco Retirement Plan were frozen at January 1, 2005. See “Compensation Discussion and Analysis – Defined Benefit, Defined Contribution and Deferred Income Plans” above for further details.

NON-QUALIFIED DEFERRED COMPENSATION

     The following table shows, for each named executive officer, his or her contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Benefit, Defined Compensation, and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name (a)	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)
Robert J. Dennis	-0-	-0-	64,519	-0-	639,017
James S. Gulmi	398,365	-0-	160,593	-0-	1,505,957
James C. Estepa	-0-	-0-	-0-	-0-	-0-
Roger G. Sisson	43,189	-0-	68,759	-0-	578,305
Mimi E. Vaughn	-0-	-0-	29,176	-0-	328,745

     All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2013.

     Because no named executive officer’s deferred compensation earnings for Fiscal 2013 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

     The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for each of the three years in the Summary Compensation Table.

	Fiscal 2013	Fiscal 2012	Fiscal 2011
Robert J. Dennis	-0-	-0-	-0-
James S. Gulmi	$398,365	$24,880	$20,530
James C. Estepa	-0-	-0-	-0-
Roger G. Sisson	43,189	43,958	44,984
Mimi E. Vaughn	-0-	-0-	-0-

CHANGE OF CONTROL ARRANGEMENTS, EMPLOYMENT AGREEMENTS
AND SEVERANCE PLAN

     All the named executive officers are parties to employment protection agreements. The agreements become effective only in the event of a Change of Control, which is defined as occurring when (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event shall not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date of the agreements, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of Section 2(a) of the agreements. Each agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his or her authority and duties immediately prior to the Change of Control. He or she is also to receive compensation (including incentive compensation and benefits) during the term in an amount not less than that which he or she was receiving immediately prior to the Change of Control.

     If the executive’s employment is terminated by death or disability during the term of the agreement, he or she, or his or her legal representative (as applicable), is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination, his or her accrued but unpaid salary, any deferred compensation, all amounts owing to him under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), prorated for the number of days in the current fiscal year that the executive was employed. A deceased executive’s family is also entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Company under provisions of benefit plans relating to family death benefits that were in effect at any time during the 90 days prior to the Change of Control. If the executive is terminated for cause or quits voluntarily (other than on account of Good Reason) during the employment period, he or she is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination, the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

     If the executive’s employment is actually or constructively terminated by the Company without cause, or if the executive terminates his or her employment for Good Reason during the term of the agreement, the executive will be entitled to receive from the Company, in a lump sum in cash within 15 days from the date of termination, his or her base salary through the termination date, and a severance allowance equal in Mr. Dennis’s case to three times and in the case of the other named executive officers to two times (i) his or her annual base salary, plus (ii) the average of his or her two most recent annual bonuses, plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the change of control, plus reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the employment protection agreements are to be reduced by any amount received under the general severance plan described below.

     All stock options and restricted stock granted by the Company under the Company’s equity incentive plans generally become immediately vested and (in the case of options) exercisable upon a Change of Control as defined in the plans, provided (in the case of certain of the options) that at least six months have lapsed since the date the option was granted.

     The following table shows for each of the named executive officers, assuming that a Change of Control, followed by immediate involuntary termination of his or her employment (other than for cause) or by a voluntary termination by the named executive officer for Good Reason, occurred on February 2, 2013, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on February 1, 2013 (the last trading day of the fiscal year) of all previously unvested stock options (less the applicable exercise price) and restricted stock subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the Change of Control agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) the gross-up related to excise taxes that would have been reimbursable to the officer (assuming a 35% marginal federal income tax rate), and (g) the total of items (a) through (f). The actual awards and amounts payable can only be determined at the time of each executive’s termination of employment.

			Accelerated	Estimated	Deferred
	Cash		Stock-Based	Benefits	Compensation
	Severance	Bonus	Compensation	Value	Payout	Tax Gross-Up	Total
	(a)(1)	(b)(2)	(c)(3)	(d)(4)	(e)	(f)(5)	(g)
Name	($)	($)	($)	($)	($)	($)	($)
Robert J. Dennis	2,431,500	11,199,128	4,571,668	285,767	639,017	7,036,762	26,163,842
James S. Gulmi	852,000	2,942,752	1,575,342	151,454	1,505,957	2,450,844	9,478,349
James C. Estepa	1,156,000	4,587,555	2,137,982	179,793	-0-	-0-	8,061,330
Roger G. Sisson	618,000	1,818,988	944,142	122,644	578,305	1,407,905	5,489,984
Mimi E. Vaughn	650,000	2,244,992	1,029,123	140,039	328,745	1,487,489	5,880,388
____________________

1)	For Mr. Dennis three times, and for all others two times, the annual base salary of the named executive officer as of February 1, 2013.

2)	For Mr. Dennis three times, and for all others two times, the average of the last two annual bonuses earned by the named executive officer.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on February 1, 2013, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

4)	Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to February 2, 2013.

5)	Reimbursement of the excise tax payable on the Change of Control payment plus income taxes payable on the reimbursement.

The following table shows, for each of the named executive officers, assuming that a Change of Control, followed by immediate termination of his or her employment because of death or disability, occurred on February 2, 2013, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s common stock on the NYSE on February 1, 2013 (the last trading day of the fiscal year), of all previously unvested stock options (less the applicable exercise price) and restricted stock subject to accelerated vesting, (d) non-qualified deferred compensation, and (e) the total of items (a) through (d):

			Accelerated	Deferred
	Cash		Stock-Based	Compensation
	Severance	Bonus	Compensation	Payout	Total
	(a)(1)	(b)(2)	(c)(3)	(d)	(e)
Name	($)	($)	($)	($)	($)
Robert J. Dennis	-0-	3,733,043	4,571,668	639,017	8,943,728
James S. Gulmi	-0-	1,471,376	1,575,342	1,505,957	4,552,675
James C. Estepa	-0-	2,293,778	2,137,982	-0-	4,431,760
Roger G. Sisson	-0-	909,494	944,142	578,305	2,431,941
Mimi E. Vaughn	-0-	1,122,496	1,029,123	328,745	2,480,364
____________________

1)	Accrued and unpaid salary of the named executive officers at February 2, 2013.

2)	The average of the last two years’ bonuses paid to the named executive officers.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on February 1, 2013, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

The following table shows, for each of the named executive officers, assuming a Change of Control, followed by an immediate voluntary termination (other than for Good Reason) or termination for cause of his or her employment, occurred on February 2, 2013, the estimated amounts payable with respect to (a) salary, (b) the value, based on the closing price of the Company’s stock on the NYSE on February 1, 2013

(the last trading day of the fiscal year), of all previously unvested stock options (less the applicable exercise price) and restricted stock subject to accelerated vesting, (c) non-qualified deferred compensation, and (d) the total of items (a) through (c):

		Accelerated	Deferred
	Cash	Stock-Based	Compensation
	Severance	Compensation	Payout	Total
	(a)(1)	(b)(2)	(c)	(d)
Name	($)	($)	($)	($)
Robert J. Dennis	-0-	4,571,668	639,017	5,210,685
James S. Gulmi	-0-	1,575,342	1,505,957	3,081,299
James C. Estepa	-0-	2,137,982	-0-	2,137,982
Roger G. Sisson	-0-	944,142	578,305	1,522,447
Mimi E. Vaughn	-0-	1,029,123	328,745	1,357,868
____________________

1)	Accrued and unpaid salary of the named executive officers at February 2, 2013.

2)	The value, based on the closing price of the Company’s common stock on the NYSE on February 1, 2013, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

     General Severance Plan. The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without cause as of February 2, 2013, the named executive officers would have been entitled to the following severance payments under the plan, which reduce payments due under the employment protection agreements described above: Mr. Dennis — $171,452; Mr. Gulmi — $196,615; Mr. Estepa — $266,769; Mr. Sisson — $112,904; and Ms. Vaughn — $56,250.

DIRECTOR COMPENSATION

     For Fiscal 2013, non-employee directors’ cash retainers were $50,000, and they received an annual restricted stock award valued at $80,000. Directors also received meeting fees of $2,000 for each board meeting they attended in person, $1,000 for each committee meeting they attended in person and $750 for each meeting they attended by telephone. The chairman of the audit committee received a retainer of $15,000 in addition to his director’s retainer; the chairman of the compensation committee, $10,000; the chairman of the nominating and governance committee, $7,500; and the chairman of the finance committee, $4,000.

     The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company’s group term life insurance policy, plus additional cash compensation to offset taxes on their imputed income from such premiums. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

     The following table shows, for each director of the Company who is not also a named executive officer, information about the director’s compensation in Fiscal 2013.

	Fees
	Earned or		All
	Paid in	Stock	Other
	Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(g)(3)	(h)
James S. Beard	78,500	71,169	924	150,593
Leonard L. Berry	70,500	71,169	924	142,593
William F. Blaufuss, Jr.	96,750	71,169	924	168,843
James W. Bradford	74,792	71,169	924	146,885
Matthew C. Diamond	82,250	71,169	924	154,343
Marty G. Dickens	80,083	71,169	924	152,176
Thurgood Marshall, Jr.	59,333	96,110	741	156,184
Kathleen Mason	74,000	71,169	924	146,093
____________________

(1)	Cash fees include annual director’s retainer and, where applicable, committee chair fees.

(2)	The amounts in column (c) represent the aggregate grant date fair value of restricted stock amounts, calculated by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. On June 27, 2012, the board granted shares of restricted stock with a value (at the average

[Footnotes continued on next page.]

[Footnotes continued from previous page.]

closing price of the stock on the NYSE for the first five trading days in June 2012) of $80,000 to each of the non-employee directors pursuant to the Amended and Restated 2009 Equity Incentive Plan. The shares vest on the first anniversary of the grant date, subject to continued service on the board. At February 2, 2013, directors who were not also named executive officers had the following stock options and restricted stock awards outstanding:

	Restricted
	Shares	Options
Name	Outstanding	Outstanding
James S. Beard	4,845	-0-
Leonard L. Berry	4,845	-0-
William F. Blaufuss, Jr.	4,845	-0-
James W. Bradford	4,845	-0-
Matthew C. Diamond	4,845	-0-
Marty G. Dickens	4,845	-0-
Thurgood Marshall, Jr.	1,572	-0-
Kathleen Mason	4,845	-0-

As of April 27, 2012, 242,548 shares of common stock or options had been issued to non-employee directors pursuant to the Company’s 1996 Stock Incentive Plan, of which 28,745 had been forfeited; 46,345 shares of restricted stock had been issued to such directors under the 2005 Equity Incentive Plan, of which 546 had been forfeited; 39,042 shares of restricted stock had been issued to such directors under the 2009 Equity Incentive Plan, of which 660 had been forfeited; and 29,657 shares of restricted stock had been issued to such directors under the Amended and Restated 2009 Equity Incentive Plan.

(3)	The amounts reported in column (g) include, for each director, the premium paid by the Company for life insurance coverage as described above and the “gross up” for income taxes payable with respect to such premiums.

PROPOSAL 2
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by Section 14A of the Exchange Act, the Company seeks your non-binding, advisory vote to approve the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the accompanying tables and related narrative discussion contained in this Proxy Statement.

     As described in detail in the “Compensation Discussion and Analysis” section, our executive compensation programs are designed to attract and retain executive officers with the skills necessary to achieve our financial and strategic objectives. Our executives are rewarded for their contributions through appropriate incentives tied to the Company’s performance and market value and align the interests of our executive officers with our shareholders. We believe that the compensation of our named executive officers was reasonable and rewarded our named executive officers for attaining specified goals which do not promote the taking of an unreasonable amount of risk. We urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative discussion for additional details on our executive compensation, including our compensation philosophy and objectives and the Fiscal 2013 compensation of our named executive officers.

     The “Say on Pay” proposal that shareholders are being asked to vote on is reflected in the following resolution:

RESOLVED: That the shareholders of Genesco Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

     Because your vote is advisory, it will not be binding on the board or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our named executive officers.

     The board of directors unanimously recommends a vote FOR the approval of the Company’s compensation of our named executive officers on a non-binding, advisory basis.

AUDIT MATTERS

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The firm of Ernst & Young LLP served as the independent registered public accounting firm to the Company in the fiscal year ended February 2, 2013, and has been retained by the audit committee in the same capacity for the current fiscal year. The firm’s appointment is submitted for shareholder ratification at the annual meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. The board of directors unanimously recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise. Representatives of the firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Report

     The audit committee is composed of four independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. The committee’s charter is available on the Company’s website, www.genesco.com. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

     The committee has met and held discussions with management and the Company’s independent registered public accounting firm, Ernst & Young LLP. The committee met with management and the independent registered public accounting firm to review and discuss with them each of the Company’s consolidated quarterly and annual financial statements. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications With Audit Committees), as amended.

     In addition, the committee has discussed with the independent registered public accounting firm the factors which might be deemed to bear upon the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with the registered public accounting firm’s independence.

     The committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective activities. The committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the effectiveness of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial statements and reporting process.

     In reliance on the reviews and discussions described in this report, the committee recommended to the board of directors and the board of directors approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended February 2, 2013, filed with the SEC on April 3, 2013.

By the Committee:

William F. Blaufuss, Jr., Chairman
James S. Beard
Marty G. Dickens
Kathleen Mason

     The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

     The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2013 and Fiscal 2012.

	Fiscal 2013	Fiscal 2012
Audit Fees	$1,421,607	$1,239,868
Audit-Related Fees	43,000	469,341
Tax Fees — Total	312,983	758,135
Tax compliance	10,400	16,501
Tax planning and advice	302,583	741,634
All Other Fees	1,995	1,995

Audit Fees

     Audit fees include fees paid by the Company to Ernst & Young in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

     Audit-related services include due diligence services related to mergers and acquisitions, accounting consultations, employee benefit plan audit and certain attest services.

Tax Fees

     Tax fees include fees paid by the Company for compliance services and planning and advice. The latter category included consultations on acquisition-related tax matters, employee tax credits and other matters for Fiscal 2013 and Fiscal 2012.

All Other Fees

     In both Fiscal 2013 and Fiscal 2012, the Company paid other fees to Ernst & Young for access to an online accounting and auditing information resource.

Pre-Approval Policy

     The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

     All fees paid to the Company’s independent registered public accounting firm in Fiscal 2013 were pre-approved pursuant to the policy.

PROPOSALS FOR THE 2014 ANNUAL MEETING

     Proposals of shareholders intended for inclusion in the proxy material for the 2014 annual meeting of shareholders must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention of the Corporate Secretary, no later than January 15, 2014.

     In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the Secretary of the Company. In order to be timely, the notice must be delivered to or mailed to the Corporate Secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the meeting (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

FINANCIAL STATEMENTS AVAILABLE

     A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

     A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Roger G. Sisson, Secretary, Genesco Inc., Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217.

TABLE OF CONTENTS
	Page	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT Annual Meeting of Shareholders June 27, 2013
Notice	1
Voting Securities	2
Proposal 1: Election of
Directors	3
Corporate Governance	10
Security Ownership of
Officers, Directors and
Principal Shareholders	16
Section 16(a) Beneficial
Ownership Reporting
Compliance	18
Executive Compensation	19
Proposal 2: Advisory Vote on
Compensation of Named
Executive Officers	53
Audit Matters	54
Proposal 3: Ratification of
Independent Registered Public
Accounting Firm	54
Proposals for the
2014 Annual Meeting	58
Financial Statements
Available	58

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 27, 2013.
Vote by Internet
Go to www.envisionreports.com/GCOB Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	01 - James S. Beard
04 - James W. Bradford
07 - Marty G. Dickens

02 - Leonard L. Berry 05 - Robert J. Dennis 08 - Thurgood Marshall, Jr.	03 - William F. Blaufuss, Jr. 06 - Matthew C. Diamond 09 - Kathleen Mason

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06	07	08	09
For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

		For	Against	Abstain

2.	Say on Pay - an advisory vote on the approval of executive compensation.

		For	Against	Abstain

3.	Ratification of Independent Registered Public Accounting Firm.

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — GENESCO INC.
Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on June 27, 2013

The undersigned hereby constitutes and appoints Robert J. Dennis and James W. Bradford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 27, 2013, and at any adjournment or postponement thereof, on all matters coming before the meeting.

You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, though you must sign and return this card or vote by internet or telephone if you wish your shares to be voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

C	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.